UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2026

DUKE Robotics Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-43295	47-3052410
(Commission File Number)	(IRS Employer Identification No.)

10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel	2069203
(Address of Principal Executive Offices)	(Zip Code)

+972-054-5707050

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	DUKR	The Nasdaq Stock Market LLC
Warrants, each to purchase one share of common stock	DUKRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2026, the Board of Directors (the “Board”) of Duke Robotics Corp. (the “Company”) approved the appointment of Mr. Yiftach Kleinman as the Company’s Chief Executive Officer, effective upon the commencement of his employment with the Company, which is expected to occur no later than September 8, 2026. Upon effectiveness, the Board will relieve Mr. Yossi Balucka from his role as Chief Executive Officer of the Company. Mr. Balucka will continue serving as the Company’s President.

Mr. Kleinman, age 56, has served as Chief Executive Officer of SpearUAV since June 2023. Prior to joining SpearUAV, Mr. Kleinman served in various executive leadership positions at Rafael Advanced Defense Systems Ltd., including Deputy General Manager, Subsidiaries, Mergers & Acquisitions from June 2019 to June 2023 and Director of Marketing and International Business Development from May 2010 to June 2019. Mr. Kleinman holds a Master of Business Administration with a specialization in International Marketing and a Bachelor of Science in Business Administration with a specialization in Marketing from the University of Manchester.

In connection with Mr. Kleinman’s appointment, the Company entered into a Personal Employment Agreement with Mr. Kleinman (the “Employment Agreement”), pursuant to which Mr. Kleinman will serve as Chief Executive Officer of the Company and its subsidiaries. The commencement date of Mr. Kleinman’s employment will occur no later than 90 days following execution of the Employment Agreement. The Employment Agreement may be terminated by either the Company or Mr. Kleinman upon ninety (90) days’ prior written notice. Mr. Kleinman will also be subject to standard confidentiality, intellectual property assignment and non-compete provisions. Pursuant to the Employment Agreement, Mr. Kleinman will receive a gross monthly base salary of NIS 80,000 (approximately $27,600). In addition, Mr. Kleinman will be eligible to receive an annual cash bonus opportunity of up to twelve monthly salaries, consisting of (i) an annual performance bonus of up to six monthly salaries based on Company performance and the achievement of goals and objectives and (ii) a special cash bonus of up to six monthly salaries based on Company performance and achievement of significant milestones, in each case subject to the Company’s compensation policy and approval procedures. Mr. Kleinman will also be eligible to receive a specific bonus for calendar year 2026, equal to two monthly salaries.

The Employment Agreement further provides that, subject to the approval of the Company’s applicable corporate bodies and the Duke Robotics Corp. 2021 Equity Incentive Plan, Mr. Kleinman will receive an option grant to purchase 53,600 shares of the Company’s common stock. The options will have a six-year term and vest over three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting quarterly over the following twenty-four months. The exercise price will equal the average closing price of the Company’s common stock during the thirty trading days immediately preceding the grant date. Unvested options will accelerate upon certain change of control transactions.

There are no family relationships between Mr. Kleinman and any director or executive officer of the Company, and there are no arrangements or understandings between Mr. Kleinman and any other person pursuant to which he was selected as an officer of the Company. Mr. Kleinman has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On June 11, 2026, the Company issued a press release announcing Mr. Kleinman’s appointment as Chief Executive Officer. A copy of this press release is furnished as Exhibits 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Personal Employment Agreement, dated June 7, 2026, by and between Duke Robotics Corp. and Yiftach Kleinman.
99.1	Press Release dated June 11, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ROBOTICS CORP.

Date: June 11, 2026	By:	/s/ Yossef Balucka
Yossef Balucka
Chief Executive Officer

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